EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
November 10, 2014	fcooper@tollbrothersinc.com

Toll Brothers Reports Preliminary 4th Quarter and FY 2014 Results
for Contracts, Backlog and Home Building Revenues

Horsham, PA, November 10, 2014 - In anticipation of its webcast presentation and related investor meetings on November 13, 2014, at the UBS Building and Building Products 11th Annual CEO Conference in New York City, Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced preliminary results for contracts, backlog and home building revenues for its fourth quarter and fiscal year ended October 31, 2014. These results are preliminary and unaudited. The Company will announce final totals when it releases fourth quarter and fiscal year earnings results on December 10, 2014, followed by a 2:00 P.M. (EST) conference call that will be broadcast live on its website.
Fourth Quarter Financial Highlights (preliminary and unaudited):

▪
FY 2014’s fourth-quarter total revenues of $1.35 billion and 1,807 units increased 29% in dollars and 22% in units, compared to FY 2013’s fourth-quarter results of $1.04 billion and 1,485 units. The average price of homes delivered was $747,000, compared to $732,000 in FY 2014’s third quarter and $703,000 in FY 2013’s fourth quarter.

▪
FY 2014’s fourth-quarter net signed contracts of $970.2 million and 1,282 units rose 16% in dollars and 10% in units, compared to FY 2013’s fourth-quarter net signed contracts of $839.0 million and 1,163 units. The average price per unit of net contracts signed in FY 2014’s fourth quarter was $757,000, compared to $717,000 in FY 2014’s third quarter and $721,000 in FY 2013’s fourth quarter. On a per-community basis, FY 2014’s fourth-quarter net signed contracts were 5.01, compared to fourth-quarter totals of 5.17 in FY 2013, 4.86 in FY 2012, 3.04 in FY 2011 and 2.94 in FY 2010.

▪
The Company ended FY 2014 with a backlog of approximately $2.72 billion and 3,679 units, an increase of 3% in dollars and even in units, compared to FY 2013’s year-end backlog of $2.63 billion and 3,679 units. The average price of units in FY 2014’s fourth-quarteriend backlog was $739,000, compared to $737,000 at FY 2014’s third-quarter end and $715,000 at FY 2013’s fourth-quarter end.

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “For the first time in four quarters, our contracts were up in both dollars and units compared to the prior year’s same period. We also saw solid growth in our traffic and deposits. We are pleased with our strong finish to FY 2014 and, given the fourth quarter’s improvement in demand, begin FY 2015 with optimism.”
Toll Brothers’ financial highlights for the fiscal year end and fourth quarter ended October 31, 2014 (preliminary and unaudited):

▪	FY 2014’s home building revenues of $3.91 billion and 5,397 units increased 46% in dollars and 29% in units, compared to FY 2013’s results of $2.67 billion and 4,184 units.

▪	FY 2014’s net signed contracts of $3.90 billion and 5,271 units increased 7% in dollars and were flat in units, compared to net signed contracts of $3.63 billion and 5,294 units in FY 2013.

▪	The Company ended FY 2014 with 263 selling communities, compared to 256 at FY 2014’s third-quarter end and 232 at FYE 2013.

▪	During the fourth quarter of FY 2014, the Company repurchased 2.94 million shares of its common stock at an average price of $30.78 for a total purchase price of $90.4 million.

Toll Brothers, Inc., A FORTUNE 1000 Company, is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Commercial and Toll Apartment Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living.
Toll Brothers was named 2014 Builder of the year by Builder magazine, and is honored to have been awarded Builder of the year in 2012 by Professional Builder magazine, making it the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.
Information presented herein for the fourth quarter ended October 31, 2014 is subject to finalization of the Company’s regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; the anticipated benefits to be realized from the consummation of the Shapell acquisition; and post-closing asset sales.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; the anticipated benefits to be realized from the consummation of the Shapell acquisition; and post-closing asset sales. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill (“City Living”). Within Traditional Home Building, Toll operates in four geographic segments:

North:    Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York
Mid-Atlantic:    Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina, and Texas
West:    Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended October 31,		Three Months Ended October 31,
	Units		$ (Millions)
	2014	2013	2014	2013
HOME BUILDING REVENUES
North	392	345	$234.3	$197.0
Mid-Atlantic	427	372	264.9	226.9
South	363	358	259.9	229.4
West	502	385	424.3	338.7
Traditional Home Building	1,684	1,460	1,183.4	992.0
City Living	123	25	166.8	52.5
Total consolidated	1,807	1,485	$1,350.2	$1,044.5

CONTRACTS
North	286	341	$174.0	$213.6
Mid-Atlantic	287	278	185.7	175.9
South	293	281	223.5	192.4
West	368	226	306.5	204.2
Traditional Home Building	1,234	1,126	889.7	786.1
City Living	48	37	80.5	52.9
Total consolidated	1,282	1,163	$970.2	$839.0

BACKLOG
North	878	948	$564.6	$562.5
Mid-Atlantic	830	902	519.5	573.0
South	963	956	723.2	673.5
West	864	675	697.2	593.2
Traditional Home Building	3,535	3,481	2,504.5	2,402.2
City Living	144	198	215.2	227.3
Total consolidated	3,679	3,679	$2,719.7	$2,629.5

*more*

	Twelve Months Ended October 31,		Twelve Months Ended October 31,
	Units		$ (Millions)
	2014	2013	2014	2013
HOME BUILDING REVENUES
North	1,110	874	$662.7	$485.0
Mid-Atlantic	1,292	1,146	817.3	652.9
South	1,204	1,018	836.5	641.3
West	1,527	1,009	1,313.7	724.4
Traditional Home Building	5,133	4,047	3,630.2	2,503.6
City Living	264	137	280.9	170.7
Total consolidated	5,397	4,184	$3,911.1	$2,674.3

CONTRACTS
North	1,040	1,197	$664.8	$697.5
Mid-Atlantic	1,220	1,414	763.8	851.3
South	1,211	1,225	886.2	831.4
West	1,590	1,177	1,312.4	966.6
Traditional Home Building	5,061	5,013	3,627.2	3,346.8
City Living	210	281	268.8	287.1
Total consolidated	5,271	5,294	$3,896.0	$3,633.9